Issuer Free Writing Prospectus

Dated November 29, 2022

Filed Pursuant to Rule 433

Registration Statement No. 333-234663

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-787-9239.

NEWS RELEASE

ASHFORD SECURITIES ANNOUNCES february 17, 2023 as final close date for BRAEMAR HOTELS & rESORTS sERIES E & SERIES M
PREFERRED STOCK OFFERING

DALLAS, November 29, 2022 – Ashford Securities LLC (“Ashford Securities”), a wholly-owned subsidiary of Ashford Inc. (NYSE American: AINC) (“Ashford”), today announced the upcoming closing of the offering for the Series E & M Redeemable Preferred Stock of Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar”).

With today’s announcement, the offering of Braemar’s Series E & M Preferred Stock Offering (the “Offering”) will now terminate on February 17, 2023.

Since the launch of the offering on July 9, 2021, Braemar has sold more than $300 million, or 12 million shares, of the Series E and Series M Redeemable Preferred Stock. Ashford Securities is the dealer manager for the offering.

“We are thrilled with the overwhelming success of our initial offering at Ashford Securities,” said C. Jay Steigerwald III, President of Ashford Securities. “We have raised over $300 million, through a network of over 70 broker/dealer & RIA partners, for Braemar to support its ongoing growth strategy. Since launching the Offering, Braemar has acquired the Mr. C Hotel in Beverly Hills and the Ritz-Carlton Reserve Dorado Beach, and recently announced the planned acquisition of the Four Seasons Resort Scottsdale at Troon North. Looking ahead, Ashford Securities is excited for the opportunity to raise capital for additional Ashford companies, including Ashford Hospitality Trust (NYSE: AHT) via its Series J & K Redeemable Preferred Stock Offering.”

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About Ashford Securities LLC

Ashford Securities, member FINRA/SIPC, is an SEC-registered broker-dealer that is wholly-owned by Ashford and serves as the distributor for investment products within the Ashford group of companies.

About Braemar Hotels & Resorts Inc.

Braemar is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

About Ashford Hospitality Trust, Inc.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

About Ashford Inc.

Ashford is an alternative asset management company with a portfolio of strategic operating businesses that provides global asset management, investment management and related services to the real estate and hospitality sectors.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the closing of the offering and Braemar’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of COVID-19, and the rate of adoption and efficacy of vaccines to prevent COVID-19, on our business and investment strategy; our ability to repay, refinance, or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission (the “SEC”).

The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.

Additional Information

The SEC has declared effective the registration statement (including a prospectus) filed by Braemar for the Offering to which this communication relates. Before you invest, you should read the final prospectus and the accompanying prospectus supplements, forming a part of that registration statement and other documents Braemar has filed with the SEC for more complete information about Braemar and the Offering to which this communication relates. In particular, you should carefully read the risk factors described in the final prospectus, the accompanying prospectus supplements and the documents incorporated by reference therein. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Braemar, Ashford Securities or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-970-8929.

The final prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3 and prospectus no. 4 for the Offering, dated February 25, 2020, April 2, 2021, November 12, 2021, January 24, 2022 and November 15, 2022, respectively, can be accessed through the following links:

•	https://www.sec.gov/Archives/edgar/data/1574085/000104746920001039/a2240827z424b5.htm

•	https://www.sec.gov/Archives/edgar/data/1574085/000104746921000832/a2243145z424b3.htm

•	https://www.sec.gov/Archives/edgar/data/1574085/000110465921138050/tm2132745d1_424b3.htm

•	https://www.sec.gov/Archives/edgar/data/1574085/000110465922006602/tm224247d1_424b3.htm

•	https://www.sec.gov/Archives/edgar/data/1574085/000110465922119126/tm2230348d1_424b3.htm

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